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                                               Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-79857



                              PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JULY 26, 1999, PROSPECTUS SUPPLEMENT DATED AUGUST 4, 1999,
    PROSPECTUS SUPPLEMENT DATED AUGUST 5, 1999, PROSPECTUS SUPPLEMENT DATED
     SEPTEMBER 10, 1999 AND PROSPECTUS SUPPLEMENT DATED NOVEMBER 19, 1999)


                               GENERAL MAGIC, INC.

                                  COMMON STOCK
                                 ---------------

     You should read this prospectus supplement, the accompanying prospectus supplement, dated August 4, 1999, the accompanying prospectus supplement dated August 5, 1999, the accompanying prospectus supplement, dated September 10, 1999, the accompanying prospectus supplement, dated November 19, 1999, and the accompanying prospectus carefully before you invest. All of these documents contain information you should consider carefully before making your investment decision.

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                   CORRECTION

     The first bullet under the description of the purchase price as further described in "Issuances of shares of common stock by us - Purchase Price" in the accompanying prospectus supplement, dated August 4, 1999 is incorrect and should read as follows:

     "-- 97% of the lowest weighted average price of the common stock for the five consecutive trading days ending and including the date of Cripple Creek's notice to purchase shares,"

     The remaining description in "Issuances of shares of common stock by us - Purchase Price" in the accompanying prospectus supplement, dated August 4, 1999 is correct.

                              PLAN OF DISTRIBUTION

ISSUANCE OF SHARES OF COMMON STOCK BY US

     We will offer under this prospectus, as supplemented, shares of our common stock to Apple Computer, Inc., a California corporation ("Apple"), under a Repayment and Stock Purchase Agreement, dated as of December 30, 1999, by and between us and Apple, as amended (the "Agreement"). The Agreement provides, among other things, that we sell to Apple a number of shares rounded off to the nearest whole number of our common stock equal to $1,000,000 divided by the current market price, or 267,559 shares. The current market price is defined in the Agreement to be the average of the daily closing price per share for our common stock on NASDAQ National Market for the 10 consecutive trading days ending on December 21, 1999, or $3.7375.

     The summary set forth above is not intended to be a complete description of all of the terms of the Agreement.


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DISTRIBUTION OF SHARES OF COMMON STOCK PURCHASED UNDER THE AGREEMENT BY APPLE

     Apple or its respective pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares which it will buy under the Agreement on the Nasdaq National Market, in privately negotiated transactions or otherwise. Shares may be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by Apple by one or more of the following methods, without limitation:

     - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this prospectus, as supplemented;

     - an exchange distribution in accordance with the rules of such exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     -    privately negotiated transactions;

     -    short sales;

     -    through the writing of options on the shares;

     - in one or more underwritten offerings on a firm commitment or best efforts basis; and

     -    a combination of any such methods of sale.

     In effecting sales, brokers and dealers engaged by Apple may arrange for other brokers or dealers to participate. Broker-dealers may agree with Apple to sell a specified number of shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for Apple, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in the Nasdaq National Market at price and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. Apple may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, as supplemented.

     From time to time, Apple may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. In addition, Apple may, from time to time, sell short the common stock of General Magic, and in such instances, this prospectus, as supplemented, may


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be delivered in connection with such short sales and the shares offered under this prospectus, as supplemented, may be used to cover such short sales.

     To the extent required under the Securities Act of 1933, as amended, the aggregate amount of Apple's shares of our common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from Apple and/or purchasers of Apple's shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     Apple may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. Any broker-dealers or agents that participate with Apple in sales of the shares may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be an underwriting commission or discount under the Securities Act of 1933, as amended.

     Apple may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with Apple, including, without limitation, in connection with distributions of the common stock by such broker-dealers. Apple may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. Apple may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

     Apple and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by Apple or any other person. The foregoing may affect the marketability of the shares.

     NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, AS SUPPLEMENTED. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is March 10, 2000.


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                                TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
PROSPECTUS SUPPLEMENT
         Correction                                                 SSSS-1
         Plan of Distribution                                       SSSS-1

PROSPECTUS SUPPLEMENT (DATED NOVEMBER 19, 1999)
         Plan of Distribution                                       SSS-1

PROSPECTUS SUPPLEMENT (DATED SEPTEMBER 10, 1999)
         Plan of Distribution                                       SS-1

PROSPECTUS SUPPLEMENT (DATED AUGUST 5, 1999)
         Plan of Distribution                                       SS-1

PROSPECTUS SUPPLEMENT (DATED AUGUST 4, 1999)
         Plan of Distribution                                       S-1

PROSPECTUS
         Prospectus Summary                                           1
         About General Magic                                          3
         The Offering                                                 4
         Risk Factors                                                 5
         Special Note Regarding Forward-Looking Statements           14
         Use of Proceeds                                             14
         Dilution                                                    15
         Plan of Distribution                                        15
         Legal Matters                                               16
         Experts                                                     16
         Where You Can Get More Information                          16


                 [PROSPECTUS AND PROSPECTUS SUPPLEMENTS FOLLOWS]


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